Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Theravance Biopharma, Inc.

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, $0.00001 par value	457	(h)	3,428,571	(3)	$10.18	$34,902,853	0.0000927	$3,235.49
Equity	Ordinary Shares, $0.00001 par value	457	(h)	571,428	(4)	$10.18	$5,817,137	0.0000927	$539.25
Total Offering Amounts				3,999,999		—	$40,719,990	0.0000927	$3,774.74
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$3,774.74

(1)	Pursuant to Rule 416 of the Securities Act of 1933, referred to as the Securities Act, this registration statement covers such additional Ordinary Shares of Theravance Biopharma, Inc. as may become issuable pursuant to the anti-dilution provisions of the Theravance Biopharma, Inc. 2013 Equity Incentive Plan (the “2013 Plan”) and the Theravance Biopharma, Inc. 2013 Employee Share Purchase Plan (the “ESPP”) (together and, as amended, the “Plans”).
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per Ordinary Share of Theravance Biopharma, Inc. as reported on The Nasdaq Global Market on March 1, 2022.
(3)	Represents Ordinary Shares that were automatically added to the number of shares reserved for issuance under the 2013 Plan on January 1, 2022 pursuant to a provision contained in the 2013 Plan. Pursuant to such provision, on January 1st of each fiscal year, the number of shares reserved for issuance under the 2013 Plan is automatically increased by a number equal to the least of (i) 5% of the total number of Ordinary Shares outstanding on December 31st of the preceding fiscal year, (ii) 3,428,571 Ordinary Shares or (iii) such other amount as may be determined by the Registrant’s Board of Directors. Accordingly, the number of Ordinary Shares available for issuance under the 2013 Plan was automatically increased by 3,428,571 shares effective January 1, 2022.
(4)	Represents Ordinary Shares that were automatically added to the number of shares reserved for issuance under the ESPP on January 1, 2022 pursuant to a provision contained in the ESPP. Pursuant to such provision, on January 1st of each fiscal year, the number of shares reserved for issuance under the ESPP is automatically increased by a number equal to the least of (i) 1% of the total number of Ordinary Shares outstanding on December 31st of the preceding fiscal year, (ii) 571,428 Ordinary Shares or (iii) such other amount as may be determined by the Registrant’s Board of Directors. Accordingly, the number of Ordinary Shares available for issuance under the ESPP was automatically increased by 571,428 shares effective January 1, 2022.